Exhibit 23.2
(KPMG LETTERHEAD)
Consent of Independent Auditors
The Members:
Conwood Company, L.P., Conwood Sales Co., L.P.,
Scott Tobacco LLC, Rosswil LLC, Conwood LLC,
Conwood-1 LLC, and Conwood-2 LLC
We consent to the incorporation by reference herein of our report dated April 18, 2006, except for note 12, which is dated April 25, 2006, with respect to the combined balance sheet of Conwood Company, L.P., Conwood Sales Co., L.P., Scott Tobacco LLC, Rosswil LLC, Conwood LLC, Conwood-1 LLC, and Conwood-2 LLC as of December 31, 2005 and the related combined statements of income, members’ capital and comprehensive income and cash flows for the year then ended, which report appears in the Current Report on Form 8-K/A of Reynolds American, Inc. dated August 4, 2006 and to the reference to our firm under the heading “Experts” in the prospectus.
KPMG LLP
Memphis, Tennessee
November 2, 2006